FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Mt Vernon Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)
1	FID GROWTH COMPANY FUND	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000.00	396,000,000.00	$24.00	34,000.00	472,800.00	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
1	FID GROWTH COMPANY FUND	22-May-01	25-May-01	Peabody Energy	15,000,000.00	420,000,000.00	$28.00	20,400.00	332,000.00	LEHM	Bear Stearns & Co. Inc.	Merrill Lynch & Co.	Morgan Stanley Dean Witter	UBS Warburg	A.G. Edwards & Sons, Inc.
2	FID AGGRESSIVE	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000.00	396,000,000.00	$24.00	15,500.00	472,800.00	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
2	FID AGGRESSIVE	22-May-01	25-May-01	Peabody Energy	15,000,000.00	420,000,000.00	$28.00	9,500.00	332,000.00	LEHM	Bear Stearns & Co. Inc.	Merrill Lynch & Co.	Morgan Stanley Dean Witter	UBS Warburg	A.G. Edwards & Sons, Inc.
3	FID NEW MILLENNIUM FUND	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000.00	396,000,000.00	$24.00	4,100.00	472,800.00	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
3	FID NEW MILLENNIUM FUND	22-May-01	25-May-01	Peabody Energy	15,000,000.00	420,000,000.00	$28.00	2,500.00	332,000.00	LEHM	Bear Stearns & Co. Inc.	Merrill Lynch & Co.	Morgan Stanley Dean Witter	UBS Warburg	A.G. Edwards & Sons, Inc.